FOURTH SUPPLEMENTAL INDENTURE

           FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 1, 2006, among NationsRent Companies, Inc., a Delaware corporation (the “Company”), the Guarantors listed as signatories hereto (the “Guarantors”), and Wilmington Trust Company, as trustee (the “Trustee”).

           WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of October 23, 2003 (and supplemented as of July 27, 2004, March 31, 2005 and April 26, 2005) (the “Indenture”), providing for the issuance of 9 1/2 % Senior Secured Notes due 2010 (the “Notes”);

           WHEREAS, Section 9.2 of the Indenture provides that the Company, the Guarantors and the Trustee may amend certain provisions of the Indenture with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes;

           WHEREAS, the Company has distributed an Offer to Purchase and Consent Solicitation Statement, dated July 19, 2006 (the “Statement”), and accompanying Letter of Transmittal and Consent to the Holders of the Notes in connection with the proposed amendment to the satisfaction and discharge provision contained in the Indenture, as set forth in Section 2 hereof (the “Proposed Amendment”);

           WHEREAS, the Holders of at least a majority of the outstanding principal amount of the Notes not owned by the Company or any of its affiliates have consented to the Proposed Amendment;

           WHEREAS, the Company and the Guarantors desire to amend the Indenture, as set forth in Section 2 hereof; and

           WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Guarantors.

           NOW, THEREFORE, the Company, the Guarantors and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Notes as follows:

          1.     Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

          2.     Amendment. The phrase “one year” in Section 8.02(1)(b)(iii) of the Indenture is hereby replaced with the phrase “sixteen months.”

          3.     Effect of Supplemental Indenture. From and after the Amendment Operative Date (as defined below), the Indenture shall be amended and supplemented in accordance herewith. Each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as amended and supplemented by this Supplemental Indenture unless the context otherwise requires. The Indenture as amended and supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument, and every Holder of a Note heretofore or hereafter authenticated and delivered under the Indenture as supplemented by this Supplemental Indenture shall be bound thereby.

          4.     Existing Indenture Remains in Full Force and Effect. Except as amended and supplemented by this Supplemental Indenture, all provisions in the Indenture shall remain in full force and effect.

           5.     Severability. In case any provision of this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

           6.     Successors. All agreements of the Company and the Guarantors in this Supplemental Indenture will bind their respective successors and assigns. All agreements of the Trustee in this Supplemental Indenture will bind the Trustee’s successor and assigns. In the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

          7.     Effectiveness. This Supplemental Indenture shall become effective and binding on the Company, the Guarantors and the Trustee upon the execution and delivery by the parties to this Supplemental Indenture; provided, however, that this Supplemental Indenture and the Proposed Amendments shall become operative, and the terms of the Indenture shall be amended, supplemented, modified or deleted hereby, in each case only upon the opening of business on the Acceptance Date, as defined in the Statement (the “Amendment Operative Date”).

          8.     New York Law to Govern. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

          9.     Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

           10.     Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

           11.     The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, legality or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

[Signature Page Follows.]

           IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

NATIONSRENT COMPANIES, INC.

By /s/ Joseph H. Izhakoff
Name:   Joseph H. Izhakoff
Title:     Executive Vice President, General Counsel and
              Secretary

WILMINGTON TRUST COMPANY,
     as Trustee

By /s/ Geoffrey J. Lewis
Name:   Geoffrey J. Lewis
Title:     Financial Services Officer

GUARANTORS

NATIONSRENT, INC.
LAS OLAS TWELVE CORPORATION
LAS OLAS FOURTEEN CORPORATION
NGRP, INC.
NATIONSRENT USA, INC.
NATIONSRENT WEST, INC.
LOGAN EQUIPMENT CORP.
NATIONSRENT TRANSPORTATION
   SERVICES, INC.
BDK EQUIPMENT COMPANY, INC.
NR DELAWARE, INC.
NATIONSRENT DEALER GROUP, LLC

By /s/ Joseph H. Izhakoff
Name:   Joseph H. Izhakoff
Title:     Executive Vice President, General Counsel and
              Secretary

NATIONSRENT OF TEXAS, LP

By: NGRP, INC., as General Partner

By /s/ Joseph H. Izhakoff
Name:   Joseph H. Izhakoff
Title:     Executive Vice President, General Counsel and
              Secretary